CONSENT OF SULLIVAN & WORCESTER LLP

We hereby consent to the use of our name and any reference to our firm in the Prospectus/Proxy Statement of Metropolitan Series Fund, Inc and Met Investors Series Trust (the “Trust”), included as part of Post-Effective Amendment No. 1 to the Trust’s Registration Statement on Form N-14 (File No. 333-179242). In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Sullivan & Worcester LLP

Sullivan & Worcester LLP

Washington, DC

March 9, 2012